MAXUS CAPITAL CORP.
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P.O. Box 34729*North Kansas City, Missouri 64116*(816)303-4500*Fax (816)221-1829

July 19, 2001

Re: Tender Offer by O. Bruce Mills

Dear Limited Partner/Assignee in Maxus Real Property Investors - Four, L.P.:

We have received a number of telephone calls from limited partners who are confused by the contingent tender offer proposed by O. Bruce Mills. We would like to take this opportunity to clarify.

Mr. Mills is offering to purchase your units if the conditions in his offer are satisfied or waived. If this occurs and you do sell to him, you will no longer be in the Partnership.

The Managing General Partner of the Partnership recommends that Limited Partners/Assignees REJECT the tender offer by Mr. Mills.

If you unintentionally sold your units or you have changed your mind and wish to withdraw your units:

     Send written notice to the depositary of your name, address and number of units you wish to withdraw, before the expiration date of the offer, Tuesday, August 7th, 2001. Fax: (312) 904-2584

     Mail:    LASALLE BANK NATIONAL ASSOCIATION
              135 SOUTH LASALLE STREET, SUITE 1811
              CORPORATE TRUST OPERATIONS
              CHICAGO, ILLINOIS 60603

If you DO NOT wish to sell to Mr. Mills, do not sign anything or mail anything to Mr. Mills. If you already have done so, you may revoke by following the above withdrawal instructions.

The Managing General Partner of the Partnership mailed a letter dated July 13, 2001 to each Limited Partner/Assignee explaining the potential impact of Mr. Mills offer on the Partnership. Please read that letter and any other documents you receive about your Partnership carefully. If you would like a copy of the letter dated July 13, 2001, please contact Terry Meyer at (816) 303-4500.

DISTRIBUTION:
Please also be aware that the Partnership recently mailed you a distribution check in the amount of $10 per unit. It is the Managing General Partner's current intent to distribute $10 per unit to you every quarter. This would result in a yearly distribution of $40 per unit. If you accept Mr. Mills' offer, you will not receive any future distribution and you will not participate in any future appreciation or higher offers.